Exhibit 10.1

COOPERATION AND SUPPORT AGREEMENT

This Cooperation and Support Agreement (this “Agreement”) is made and entered into as of January 24, 2020, by and between Valaris plc, a public limited company incorporated under the laws of England and Wales (the “Company”), and Luminus Management, LLC, a limited liability company organized under the laws of Delaware (together with its Affiliates (as hereinafter defined), “Investor”) (each of the Company and Investor, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, Investor is deemed to beneficially own 36,982,076 shares of the Company’s Class A ordinary shares, par value $0.40 per share (the “Ordinary Shares”); and

WHEREAS, as of the date hereof, the Company and Investor have determined that it is in their respective best interests to come to an agreement to modify the composition of the Company’s board of directors (the “Board”) and as to certain other matters, as provided herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.	Board Matters and Related Agreements.

(a)           New Director. The Company hereby agrees that, effective five (5) business days following the issuance of the Company 8-K (as hereinafter defined) announcing the entry into this Agreement, the Board and all applicable committees thereof shall take all necessary actions to appoint Adam Weitzman, as representative of Investor (the “Investor Affiliated Director”) as a director of the Company. Satisfactory completion of customary background checks and the Company’s standard directors and officers questionnaire for the Investor Affiliated Director shall have been completed prior to the date hereof. Simultaneously with the appointment of the Investor Affiliated Director to the Board, the size of the Board shall be increased to not more than twelve (12) directors. The Board, based on information provided by Investor and the Investor Affiliated Director, has determined that the Investor Affiliated Director would (i) qualify as an “independent director” under the applicable rules of The New York Stock Exchange (“NYSE”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and (ii) satisfy the guidelines and policies with respect to service on the Board applicable to all non-management directors (including the requirements set forth in clauses (iii)-(iv) of Section 1(g) hereof).

(b)           2020 Annual General Meetings. The Board and all applicable committees thereof shall take all necessary actions (to the extent within their capacity and control) so that the Investor Affiliated Director, Frederick Arnold and Georges Lambert (or any applicable replacement therefore) (collectively, the “New Directors”) shall stand for election as directors at the Company’s 2020 annual general meeting of shareholders (the “2020 Annual General Meeting”). The Company agrees that its slate of nominees for election as directors of the Company at the 2020 Annual General Meeting will consist of not more than eleven (11) director nominees, including each of the New Directors. The Company agrees to recommend, support and solicit proxies for the election of each of the New Directors at the 2020 Annual General Meeting in the same manner and to the same extent as for the Company’s other nominees.

(c)           Board Size.

(i)            Notwithstanding anything to the contrary herein,

(A)          the Company agrees that following the appointment of the Investor Affiliated Director and until a date that is not later than the conclusion of the 2020 Annual General Meeting, the size of the Board shall be no more than twelve (12) directors. Not later than the conclusion of the 2020 Annual General Meeting and during the Standstill Period (as hereinafter defined), the Board and all applicable committees thereof shall take all necessary actions to decrease the size of the Board from not more than twelve (12) to not more than eleven (11) directors; and

(B)           Following the conclusion of the 2020 Annual General Meeting and during the Standstill Period, the Company agrees that the size of the Board shall not be increased above eleven (11) directors without unanimous Board consent.

(ii)           For the avoidance of doubt, nothing contained in Sections 1(a)-(c) shall in any way limit the Board’s ability to effect a direction given to the Board by the Company’s shareholders pursuant to a resolution passed at a shareholder meeting, it being understood that the Board shall not directly or indirectly solicit, sanction or support any shareholder direction that would reasonably be expected to impact the obligations contained in Sections 1(a)-(c).

(d)           Standing Committees Appointments. In addition to appointments made to the Finance Committee as provided for under Section 1(e) hereof, the Company agrees that the Board and all applicable committees thereof shall take all necessary actions to appoint each New Director to at least one (1) of the Board’s standing committees as appropriate in accordance with applicable regulatory requirements, the Board’s ordinary course appointment process and such New Director’s experience and skill set. In furtherance of the foregoing sentence, the Investor Affiliated Director shall in any event be appointed to the Compensation Committee and, subject to Section 1(g)(iii), shall serve until such Investor Affiliated Director’s earlier death, resignation or removal. The Investor Affiliated Director shall be invited to attend all meetings of standing committees of which he is not a member in a non-voting capacity, except where the committee chairperson determines that there is a specific reason to limit attendance at the meeting in accordance with the Company’s Articles of Association, Corporate Governance Policy or applicable committee charter and subject to Section 1(g)(v) hereof.

(e)           Finance Committee.

(i)                            Concurrently with his appointment to the Board, the Investor Affiliated Director shall be appointed to the Finance Committee of the Board (the “Finance Committee”).

(ii)                           Until at least December 31, 2020, the Finance Committee shall have four (4) members, consisting of the three (3) New Directors (or any replacement therefor) and one (1) other independent director; provided, however, that, following the appointment of the Investor Affiliated Director to the Board, there will be a transition period during which the Finance Committee may have five (5) members, which transition period shall in no event continue beyond the conclusion of the 2020 Annual General Meeting. Attached as Exhibit A hereto is the charter of the Finance Committee (the “Finance Committee Charter”).

(iii)                          In the case of a resignation of a member of the Finance Committee: (A) if the resignation was by a director who is not a New Director, the replacement will be determined by vote of a majority of the Board, or (B) if the resignation was by a New Director (in the case of the Investor Affiliated Director, other than a resignation made pursuant to Section 1(g)(iii)), the replacement shall be the applicable Replacement Director (as hereinafter defined) subject to the terms of Section 1(f) hereof.

(iv)                          As soon as practicable following the execution of this Agreement, with the Company using reasonable best efforts to execute such agreement not later than two (2) weeks following the execution of this Agreement, the Finance Committee shall engage Torque Point Advisors, LLC (“Torque Point”), as a financial advisor to the Finance Committee, for a minimum term of one (1) year, subject to customary and commercially reasonable terms and conditions; provided that if, prior to the end of such one (1) year term, (x) Torque Point terminates its engagement (other than following a material breach of the engagement letter by the Company which remains uncured) or (y) the Company terminates Torque Point’s engagement because of a material breach of the engagement letter by Torque Point which remains uncured, then the Company shall have fully complied with its obligations under this Section 1(e)(iv). Such engagement letter shall contain a customary “key man” provision relating to Richard Katz. Torque Point shall report to the Finance Committee and shall, at a minimum, provide advice, recommendations, plans and strategies with respect to the “Capital Structure Activities” (as defined in the Finance Committee Charter). Additional services may be requested by the Chair of the Finance Committee. The Company shall cooperate with Torque Point as it executes its advisory services and shall provide Torque Point with access to management, records and other Company advisors as is reasonably required to fulfill such services, and in a manner similar to the access the Company provides to its other advisors. Any additional access will be granted as deemed appropriate and reasonably necessary by the Chair of the Finance Committee. The Finance Committee shall determine whether to extend Torque Point’s engagement at the end of the initial term of the engagement.

(v)                           The CEO of the Company and the Chairman of the Board shall be invited to attend all meetings of the Finance Committee in an ex officio non-voting capacity.

(vi)                          The Finance Committee shall use diligent efforts to make any additional recommendations to the Board regarding Capital Structure Activities as soon as practicable.

(f)            Replacement Rights.

(i)                            During the Standstill Period, if the Investor Affiliated Director is unable or unwilling to serve as a director (or becomes unaffiliated with Investor), resigns as a director (other than a resignation made pursuant to Section 1(g)(iii)), is removed as a director prior to the expiration of the Standstill Period, and at such time a Minimum Ownership Event (as hereinafter defined) has not occurred and Investor has not committed a material breach of this Agreement, Investor shall have the ability to name a replacement director, subject to the consent of the Company, not to be unreasonably withheld (any such replacement director shall be referred to as the “Investor Replacement Director”). Any Investor Replacement Director named by Investor shall be required to (A) qualify as an “independent director” under the applicable rules of NYSE and the rules and regulations of the SEC and (B) satisfy the guidelines and policies with respect to service on the Board applicable to all non-management directors. Subject to applicable rules of NYSE and the rules and regulations of the SEC, the Board and all applicable committees thereof shall take all necessary actions to appoint any Investor Replacement Director to any applicable committee of the Board of which the Investor Affiliated Director was a member immediately prior to such Investor Affiliated Director’s resignation or removal; provided that such Investor Replacement Director is qualified to serve on any such committee of the Board. The terms and conditions applicable to the Investor Affiliated Director under this Agreement shall apply to any such Investor Replacement Director as if such person were the Investor Affiliated Director. Following the appointment of any Investor Replacement Director to replace the Investor Affiliated Director in accordance with this Section 1(f)(i), all reference to the Investor Affiliated Director or the New Directors herein shall be deemed to include any Investor Replacement Director (it being understood that this sentence shall apply whether or not references to the Investor Affiliated Director expressly state that they include any Investor Replacement Director). If at any time a Minimum Ownership Event occurs, the right of Investor pursuant to this Section 1(f)(i) to name an Investor Replacement Director to fill the vacancy caused by the resignation or removal of the Investor Affiliated Director shall automatically terminate. Prior to the appointment of any Investor Replacement Director to the Board, the Investor Replacement Director will submit to the Company the information, documentation and acknowledgements set forth in clause (iv) of Section 1(g) hereof.

(ii)                           During the Standstill Period, if a Minimum Ownership Event has not occurred and if either of the New Directors, other than the Investor Affiliated Director, ceases to serve as a director of the Company for any reason, the Company shall seek to appoint a replacement director, through the Board’s normal processes (any such replacement nominee shall be referred to as the “New Director Replacement Director”) and, together with any Investor Replacement Director, a “Replacement Director”) and the Nominating, Governance and Sustainability Committee will invite Investor to submit names of candidates to be considered pursuant to such process. Any New Director Replacement Director shall have similar skillsets as the applicable New Director being replaced.

(iii)                          During the Standstill Period, if a Minimum Ownership Event has not occurred and a director other than the New Directors ceases to serve as a director of the Company for any reason, the Board, through its normal processes, may, in its sole discretion, seek to replace such departing director with a new independent director (unless such departing director is the Company’s Chief Executive Officer, in which case the replacement shall be the incoming Chief Executive Officer, unless determined otherwise by the Board).

(g)           Additional Agreements.

(i)                         Investor agrees that it will comply, and cause its respective controlled Affiliates and Associates to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)                        Until the Termination Date, Investor agrees that it will (A) be present for quorum purposes at the 2020 Annual General Meeting and (B) vote or cause to be voted all shares of the Ordinary Shares beneficially owned, or deemed to be beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act), and entitled to vote as of the record date, by Investor:

(1) in favor of the slate of directors recommended by the Board consistent with the terms of this Agreement;

(2) against the removal of any directors at the 2020 Annual General Meeting (such obligations will be made in accordance with the terms hereof), in favor of any say-on-pay vote (provided, however, that Investor need not vote in favor of the say-on-pay vote in the event that (x) both Institutional Shareholder Service, Inc. (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) recommend against the say-on-pay vote and (y) the “total average direct compensation” (defined as base salary, plus target annual cash bonus, plus target Long-Term Incentive Plan award, plus any other equity grant) for the Company’s named executive officers (as such term is used in the Exchange Act) (excluding reasonable and customary retention bonuses and increases as a result of promotions) for calendar year 2020 has increased by more than twenty percent (20%) compared to the total average direct compensation for such named executive officers for calendar year 2019; for the avoidance of doubt, the calculation of total average direct compensation excludes any previously disclosed severance payments);

(3) in favor of any standard resolutions put to a shareholder vote at the 2020 Annual General Meeting (including those related to the appointment of a UK statutory auditor or US independent registered public accounting firm, UK statutory auditor remuneration, UK statutory accounts, the directors’ remuneration report and the directors’ remuneration policy (provided, however, that Investor need not vote in favor of the director’s remuneration report or directors’ remuneration policy (as applicable)  in the event that (x) both ISS and Glass Lewis recommend against the directors’ remuneration report or directors’ remuneration policy (as applicable) and (y) the “director total average direct compensation” (defined as retainer (including retainers for Chair positions), plus target Long-Term Incentive Plan award, plus any other equity grant) for the Company’s non-employee directors for calendar year 2020 has increased by more than five percent (5%) compared to the director total average direct compensation for such non-employee directors for calendar year 2019), allotment of shares (in accordance with the statutory requirements and guidelines of the UK proxy advisory services), disapplication of pre-emptive rights (in accordance with the statutory requirements and guidelines of the UK proxy advisory services) and new equity plans or amendments to existing equity plans); and

(4) in accordance with the Board’s recommendation with respect to any other matter brought to a vote of the Company’s shareholders during the Standstill Period (including all shareholder proposals under Rule 14a-8 promulgated under the Exchange Act) unless either ISS or Glass Lewis have recommended otherwise and Investor has not campaigned any such proxy advisory service to recommend against such matter, in which case Investor may abstain from voting on such matter (or if an abstention has the same effect as a vote against the matter, Investor will not vote on such matter);

provided, however, that Investor will vote its Ordinary Shares in accordance with the recommendation of the Board on any matter that the Investor Affiliated Director has approved, regardless of the recommendation of ISS or Glass Lewis; provided, further, that the obligations contained in clause (4) above shall not apply to any extraordinary matters voted on at a shareholder meeting involving mergers and acquisitions or a similar business combination (including any transaction that would result in the acquisition by any third party of 50% or more of the Ordinary Shares of the Company) as well as any recapitalization, restructuring, liquidation, or dissolution of the Company (each, an “Extraordinary Transaction”). Notwithstanding anything to the contrary in this Agreement, (xx) Investor shall have no obligations with respect to clauses (A) and (B) of this Section 1(g)(ii) in the event that the Board accepts the resignation of the Investor Affiliated Director (or any Investor Replacement Director, as applicable) pursuant to Section 1(g)(iii)(A) hereof, and (yy) none of the obligations contained in this Section 1(g)(ii) or elsewhere in this Agreement shall restrict Investor or any of its Affiliates or Associates from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same terms as other shareholders of the Company or any of its subsidiaries that has been approved by the Board.

(iii)                       Prior to the date hereof, the Investor Affiliated Director has delivered to the Company an executed irrevocable resignation letter as a director in the form attached hereto as Exhibit B, pursuant to which the Investor Affiliated Director agrees to tender his resignation from the Board and all applicable committees thereof (which the Board may or may not accept) if (A) Investor sells or disposes (excluding involuntarily dispositions caused solely by actions of the Company) of Ordinary Shares, and after giving effect to such sale or disposition, Investor’s aggregate beneficial ownership (which, for purposes of this Agreement, shall be determined under Rule 13d-3 promulgated under the Exchange Act) of the then-outstanding Ordinary Shares of the Company is below either (I) both (1) nine percent (9%) of the Company’s then-outstanding Ordinary Shares and (2) a value of $140 million (based on the average of the closing price of the stock over the preceding ten trading days) or (II) 5.25% of the Company’s then-outstanding Ordinary Shares (such sale or disposition event resulting in either (I) or (II) being referred to as, a “Minimum Ownership Event”) or (B) upon a material breach of this Agreement by Investor (after a reasonably detailed written notice of such breach by the Company to the Investor and a reasonable opportunity for Investor to cure such breach). The resignation letter will also provide that the Investor Affiliated Director must tender his resignation from the Board and all applicable committees thereof (which the Board may or may not accept) if Investor or any of its Affiliates nominates one or more candidates for election to the Board at the Company’s 2021 annual general meeting of shareholders (the “2021 Annual General Meeting”). Any Investor Replacement Director shall sign a substantially similar irrevocable resignation letter prior to his or her appointment to the Board. The Investor Affiliated Director’s or Investor Replacement Director’s irrevocable resignation made pursuant to this paragraph shall not be effective until the Board shall have accepted such resignation, which acceptance shall be made within the sole and absolute discretion of the Board, provided that any such rejection of a resignation by the Board shall not impact the ability of the Investor Affiliated Director or Investor Replacement Director to resign from the Board if he or she desires to do so. In furtherance of the purposes of this paragraph, Investor will provide the Company its beneficial ownership and economic exposure of the Company’s securities from time to time as requested by the Company.

(iv)                       Prior to the date hereof, the Investor Affiliated Director has delivered to the Company (A) a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation required by the Company’s written policies and procedures of non-management directors in connection with the appointment or election of new Board members and (B) a written acknowledgment in substantially the form entered into by the other directors of the Company that the Investor Affiliated Director agrees to be bound by all current policies, codes and guidelines applicable to Company directors, including the Company’s securities trading policy, share ownership guidelines, code of conduct, and corporate governance principles (the “Company Policies”). The Company agrees that the Investor Affiliated Director shall (1) be indemnified by the Company in the same manner as all other non-management directors of the Company and (2) receive the benefit of customary directors’ and officers’ liability insurance coverage in accordance with the terms of any such insurance policy.

(v)                        If, in the exercise of its fiduciary duties and after consulting with its legal counsel, the Board determines in good faith that the Investor Affiliated Director has a conflict of interest or an appearance of a conflict of interest (it being understood that Investor’s ownership of Ordinary Shares will not, in and of itself, be an appearance of or an actual conflict of interest) with respect to (i) a matter concerning the Investor or this Agreement, (ii) any action taken in response to actions taken or proposed by Investor or its controlled Affiliates with respect to the Company, (iii) any proposed bilateral transaction between the Company and Investor or its controlled Affiliates that is not otherwise restricted by this Agreement, or (iv) Investor’s ownership of securities of the Company other than the Ordinary Shares, then the Board may, by majority vote of the members of the Board (but excluding the Investor Affiliated Director) recuse the Investor Affiliated Director from any committee meeting (including the Finance Committee) or the portion of any Board meeting at which any such committee or the Board is discussing such matter that is related to the conflict of interest, and the Company may withhold from the Investor Affiliated Director any Board or committee material distributed to the directors in connection with such recusal. It is understood and agreed to that, unless otherwise agreed to by the Board, no member of the Finance Committee shall participate in any Finance Committee meetings if such member or its Affiliates or Associates have economic, legal or beneficial interest in any securities of the Company (other than Ordinary Shares) that are determined by the Board in good faith to present any conflict of interest with respect to the authority or responsibilities of the Finance Committee.

(vi)                       The Company agrees that the Investor Affiliated Director shall receive the same annual compensation as other non-employee directors of the Company and shall be entitled to reimbursement for the Investor Affiliated Director’s documented and reasonable out-of-pocket expenses on the same basis as all other directors of the Company in their capacity as such.

2.             Standstill Provisions.

(a)           The standstill period (the “Standstill Period”) begins on the date of this Agreement and shall extend until the Termination Date. Investor agrees that during the Standstill Period, neither Investor nor any of its Affiliates under its control or direction will, and Investor will cause each of its Affiliates under its control not to, directly or indirectly, in any manner, alone or in concert with others, without prior consent, invitation, approval, or authorization of the Board or except as otherwise provided for in this Agreement:

(i)                            acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any securities of the Company or any of its subsidiaries (including, without limitation, Ordinary Shares and debt securities) or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) or assets of the Company, or rights or options to acquire any securities of the Company or engage in any swap instrument or derivative hedging transactions or other derivative agreements of any nature with respect to securities of the Company, provided, Investor and its Affiliates may acquire beneficial ownership or economic exposure in the aggregate not exceeding twenty percent (20%) of the Company’s outstanding Ordinary Shares, subject to the Company’s securities trading policy and applicable law; provided further, that Investor and its Affiliates under its control, in accordance with all applicable insider trading and securities laws, may acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any debt securities of the Company in the event that the Board accepts the resignation of the Investor Affiliated Director (or any Investor Replacement Director, as applicable) pursuant to Section 1(g)(iii)(A) hereof;

(ii)                           engage in any short sale (i.e., the sale of borrowed securities into the public market) or acquire an instrument involving a purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including, without limitation, any put or call option or swap transaction) with respect to any security (other than a broad-based market basket or index) the purpose of which is for Investor to derive any significant part of its value from a decline in the market price or value of the securities of the Company;

(iii)                          engage in a “solicitation” of “proxies” (as such terms are defined under the Exchange Act), votes or written consents of shareholders or security holders with respect to, or from the holders of, the securities of the Company (including a “withhold” or similar campaign), for any purpose, including, without limitation, the election or appointment of individuals to the Board or to approve or vote in favor or against shareholder proposals, resolutions or motions, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any contested “solicitation” of proxies, votes or written consents for any purpose, including, without limitation, the election or appointment of directors with respect to the Company (as such terms are defined under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of the nominees of the Board at any shareholder meeting or voting its shares at any such meeting in its sole discretion, or providing such encouragement, advice or influence that is consistent with either the Board’s or Company management’s recommendation in connection with such director nominees or other proposals, resolutions or motions, pursuant to this Agreement or otherwise);

(iv)                          except as specifically contemplated in this Agreement, present at any annual general meeting or any general meeting of the Company’s shareholders or through action by written consent any proposal, resolution or motion for consideration for action by shareholders, requisition any general meeting of the Company, require the Company to circulate to shareholders of the Company any statement, require the Company to give notice of any proposal, resolution or motion at any annual general meeting of the Company

(v)                           except as specifically contemplated by this Agreement, publicly seek any additional representation on the Board, seek the removal of any member of the Board or encourage any person to submit nominees in furtherance of a contested election;

(vi)                          grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual general meeting or general meeting of shareholders or to Investor’s Affiliates, who are subject to the restrictions set forth in this Section 2) inconsistent with the terms of this Agreement or deposit any securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual or general meeting or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts, swap agreements and the like, and any arrangements solely among members of the Investor);

(vii)                         make any public disclosure, announcement, statement, proposal, plan or request with respect to: (A) the Company or controlling, changing or influencing the Board or management of the Company, (B) the capitalization, stock repurchase programs and practices, capital allocation or liability management programs and practices or dividend policy of the Company, (C) the Company’s management, business, corporate or governance structure or securities, assets, businesses or strategy, (D) any waiver, amendment or modification to the Company’s Memorandum of Association or Articles of Association, (E) causing a class of securities of the Company to be delisted from or cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii)                        make any public disclosure, announcement, plan or request inconsistent with this Agreement;

(ix)                           exercise any right conferred by English law or any federal or state law of the United States (“US law”) to: inspect or request a copy of the Company’s register of shareholders; inspect or request a copy of the Company’s register of interests disclosed; propose an amendment to any ordinary resolution of the Company; bring or continue any derivative claim (either as defined in section 260 of the UK Companies Act 2006 or otherwise under US law) concerning any director or former director of the Company or petition any UK court pursuant to Part 30 of the UK Companies Act 2006 or any US court pursuant to US law in respect of the Company; require the Company to publish on a website any statement relating to audit concerns; require independent scrutiny of any vote conducted by way of a poll at any general meeting of the Company; apply for the appointment of an inspector to investigate the affairs or membership of the Company; or require the Company to exercise its powers under section 793 of the UK Companies Act 2006;

(x)                            form, join or act in concert with any partnership, limited partnership, syndicate or other person or group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any securities of the Company, other than solely with Affiliates (that are not portfolio companies) of Investor with respect to the securities of the Company now or hereafter owned by them;

(xi)                           make any public request or submit any proposal to amend or waive the terms of this Agreement, or take any action which would reasonably be expected to require a public announcement of such request or proposal;

(xii)                          be a lender under, or holder of a participation interest in, or otherwise provide financing under any credit, term loan or debt facility or agreement of the Company or any of its subsidiaries; or

(xiii)                         enter into any agreements or understandings (whether written or oral) with any third party to take any action with respect to any of the foregoing, or advise, facilitate, knowingly assist, finance, knowingly encourage or seek to persuade any third party to take any action Investor is prohibited from taking pursuant to this Section 2.

(b)           The restrictions in this Section 2 shall not prevent Investor or any of its Affiliates from making any factual statement as required by, in response to, or compliance with a subpoena, legal requirement, or applicable legal process or a request by a governmental or regulatory authority with competent jurisdiction over the party from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by Investor). In addition, this Section 2 will not limit Investor’s private communications or discussions with the Investor’s advisors that would not reasonably be expected to require the Company or Investor to make public disclosure (of any kind) with respect thereto.

(c)           Subject to complying with its obligations under Sections 2(a), 11 and 12 hereof, Investor may engage in any private discussions with the Company’s senior management or any member of the Board so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any such party.

(d)           Nothing in this Section 2 shall be deemed to limit the exercise in good faith by a New Director of his or her fiduciary duties solely in his or her capacity as a director of the Company.

3.	Representations and Warranties of the Company.

The Company represents and warrants to Investor that (a) the Company has the corporate power and authority to execute this Agreement and to bind the Company thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of Investor.

Investor represents and warrants to the Company that (a) the authorized signatory of Investor set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Investor thereto; (b) this Agreement has been duly authorized, executed and delivered by Investor, and is a valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Investor as currently in effect; (d) the execution, delivery and performance of this Agreement by Investor does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Investor, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Investor is a party or by which it is bound; (e) as of the date hereof, Investor is deemed to beneficially own (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, 36,982,076 Ordinary Shares; (f) other than the debt securities set forth on Schedule 1 to this Agreement, as of the date hereof, Investor does not currently have, and does not currently have any right to acquire or any interest in, any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities of the Company or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or hedging transactions or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of securities of the Company, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement); and (g) Investor will not compensate or agree to compensate (including with cash, securities or any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) the Investor Affiliated Director solely for his service as a director of the Company to the extent such compensation paid to the Investor Affiliated Director is directly related to (i) the financial performance of the Company or securities of the Company or (ii) the Company or its Affiliates entering into any transaction.

5.	Termination.

This Agreement shall remain in full force and effect and shall terminate (the “Termination Date”) upon the earliest of:

(a)           the date that is thirty (30) business days prior to the advance notice deadline for shareholder nominations of directors to be proposed for appointment at the 2021 Annual General Meeting;

(b)           the date on which any breach by the Company in any material respect of its obligations under this Agreement occurs (subject to the Company receiving written notice of such breach and a reasonable opportunity for the Company to cure such breach); or

(c)           such other date established by mutual written agreement of the Parties;

provided that such termination shall not relieve any Party or the Investor Affiliated Director from their respective obligations under each of Section 12 hereof and the NDA (as hereinafter defined), which obligations shall survive in accordance with their terms. For the avoidance of doubt, nothing in this Agreement shall restrict or prohibit any New Director from resigning at any time for any reason or no reason.

6.	Specific Performance.

Each of Investor, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof (without the requirement of posting a bond) at the discretion of a court of competent jurisdiction, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

8.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:	Valaris plc
110 Cannon Street
London, EC4N 6EU, United Kingdom
	Attention:	Michael T. McGuinty
	Email:	michael.mcguinty@valaris.com

With a copy (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
	Attention:	Richard J. Grossman
	Email:	Richard.Grossman@skadden.com

and

Slaughter and May
One Bunhill Row
London, EC1Y 8YY
United Kingdom
Attention:	Hywel Davies and Christian Boney
Email:	hywel.davies@slaughterandmay.com
christian.boney@slaughterandmay.com

If to Investor:	Luminus Management, LLC
1700 Broadway, 26th Floor
New York, NY 10019
	Attention:	Shawn Singh
	Email:	ssingh@luminusmgmt.com

With a copy (which shall not constitute notice) to:	Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
	Attention:	Eleazer Klein and Marc Weingarten
	Email:	eleazer.klein@srz.com and marc.weingarten@srz.com

9.	Governing Law; Jurisdiction.

This Agreement is to be governed by the laws of England and Wales. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with such law. The courts of England and Wales are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement. Any proceeding, suit or action arising out of or associated with this Agreement or the negotiation, existence, validity or enforceability of this Agreement, whether contractual or non-contractual (“Proceedings”) shall be brought only in the courts of England and Wales. Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of England and Wales. Each Party also agrees that a judgment against it in Proceedings brought in England and Wales shall be conclusive and binding upon it and may be enforced in any other jurisdiction. Each Party irrevocably submits and agrees to submit to the exclusive jurisdiction of the courts of England and Wales.

10.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile). For the avoidance of doubt, neither Party shall be bound by any contractual obligation to the other Party (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

11.	Mutual Non-Disparagement.

Subject to any applicable legal obligation to do so in response to or compliance with a subpoena, validly issued legal process or a request by a governmental or regulatory authority, each of the Parties covenants and agrees that, during the Standstill Period, neither Party nor any of its respective agents, subsidiaries, affiliates, successors, assigns, principals, partners, members, general partners, limited partners, officers, key employees or directors (collectively, “Representatives”), shall publicly make ad hominem attacks or otherwise disparage, defame, slander, or impugn the other Party or any of its Affiliates, subsidiaries or advisors, or any of its or their current, former or future officers, directors or employees or Representatives. In addition to other remedies available in connection with any breach of this Agreement, nothing shall prevent either Party or its Representatives from responding without restriction to the other Party’s breach of this Section 11.

12.	Confidentiality.

(a)           The Company hereby agrees that, for as long as the Investor Affiliated Director (or any Investor Replacement Director) is a member of the Board, such Investor Affiliated Director may share non-public information entrusted to or obtained by such Investor Affiliated Director, as applicable, by reason of his or her position as a director of the Company (collectively and individually, the “Confidential Information”) with Investor; provided any such disclosure of the Confidential Information is in accordance with all terms and obligations of a customary non-disclosure agreement, in substantially the form attached hereto as Exhibit C (the “NDA”), to be entered into by and between Investor and the Company, which NDA shall be executed concurrently with this Agreement. Except as otherwise provided herein, at all times while serving as a director, the Investor Affiliated Director shall (A) comply with all policies, codes and guidelines applicable to the Company’s directors, including, without limitation, the Company Policies and (B) keep confidential and not disclose Confidential Information. Investor will only be permitted to trade in the securities of the Company (subject to applicable law, including federal securities laws, and the terms hereof) (A) during any open window periods when members of the Board are permitted to do so, provided that Investor is not in possession of material non-public information during such open window period, and (B) from and any time after the opening of the first open window period following the date on which the Investor Affiliated Director (or any Investor Replacement Director) ceases to serve on the Board. The Company will notify the Investor in advance of any such open window trading periods.

(b)           Investor agrees that the Investor Affiliated Director (or any Investor Replacement Director) shall not participate in any meeting or portion of a meeting at which the Board or any committee thereof is discussing any matter related to this Agreement, the NDA, Investor or its Affiliates. For the avoidance of doubt, except as otherwise provided in this Section 12 and subject to the prohibitions set forth in Section 2 hereof, Investor shall not be subject to any formal or informal policy of the Company relating to the ability of Investor to own or transact in any securities of the Company, including, without limitation, the Company’s securities policy or anti-pledging policy.

(c)           The NDA shall further provide that any confidentiality obligations pursuant to the NDA shall expire twelve (12) months after the date on which the Investor Affiliated Director (or any Investor Replacement Director) ceases to serve as a director of the Company; provided that Investor shall maintain in accordance with the confidentiality obligations set forth therein any Confidential Information constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

13.	Public Announcements.

Promptly following the execution of this Agreement, the Company and Investor shall announce this Agreement by means of a joint press release in substantially the form attached hereto as Exhibit D (the “Press Release”). During the Standstill Period, neither the Company nor Investor shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. The Company acknowledges that Investor may file this Agreement (a) as an exhibit to a Schedule 13D or Schedule 13D/A and (b) pursuant to any securities and/or exchange rules and regulations that are applicable to Investor. The Company shall be given a reasonable opportunity to review and comment on any Schedule 13D or Schedule 13D/A filing made by Investor with respect to this Agreement prior to the filing with the SEC, and Investor shall give reasonable consideration in good faith to any reasonable comments of the Company. Investor acknowledges and agrees that the Company will file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K (the “Company 8-K”) within two (2) business days of the execution of this Agreement. Investor shall be given a reasonable opportunity to review and comment on the Form 8-K made by the Company with respect to this Agreement prior to the filing with the SEC, and the Company shall give reasonable consideration in good faith to any reasonable comments of Investor.

14.	Expense Reimbursement.

Promptly following the execution and delivery of this Agreement and receipt of documentation, the Company shall reimburse Investor for all reasonable documented out-of-pocket fees and expenses incurred in connection with Investor’s engagement with the Company, including the fees of its legal counsel, financial advisor, public relations firm and proxy solicitor, in an amount not to exceed $3,000,000 in the aggregate.

15.	Entire Agreement; Amendment and Waiver; Successors and Assigns.

This Agreement (including its exhibits) and the NDA as executed contain the entire understanding of the Parties with respect to subject matter thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein and therein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Parties. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Investor, the prior written consent of the Company, and with respect to the Company, the prior written consent of Investor. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

VALARIS PLC

By:	/s/ Michael T. McGuinty
Name:	Michael T. McGuinty
Title:	Senior Vice President – General Counsel & Secretary

LUMINUS MANAGEMENT, LLC

By:	/s/ Shawn R. Singh
Name:	Shawn R. Singh
Title:	General Counsel/CCO

[Signature Page to Cooperation Agreement]

EXHIBIT A

CHARTER OF THE FINANCE COMMITTEE

CHARTER
FINANCE COMMITTEE
of
THE BOARD OF DIRECTORS
of
VALARIS PLC

(Adopted 18 October 2019)

Composition

The Finance Committee (the “Committee”) shall be composed of three or more directors of Valaris plc (the “Company”). The Board of Directors (the “Board”) may appoint and remove Committee members, including the Committee chair, in accordance with the Company’s Articles of Association (“Articles”).

Authority

The Committee shall have the authority and be empowered, in accordance with its judgment and subject to the requirements of applicable laws, rules or regulations, to carry out those matters for which it is assigned responsibility in this Charter or by resolution of the Board.

The Committee is empowered to retain persons having special competence as necessary to assist the Committee in fulfilling its responsibilities.

Except as may be set forth in a resolution of the Board, the Committee will not have authority to bind the Board to a decision and the existence of the Committee does not preclude the Board from taking any actions with respect to Capital Structure Activities (as defined in the “Responsibilities” section below) or any of the other responsibilities of the Committee.

Nothing in this charter is intended to preclude or impair the protection provided under English law for reliance by members of the Committee in their independent judgment and to a reasonable degree on the competence and integrity of reports and other information provided by others. While the Committee members have the duties and responsibilities set forth in the Committee charter, nothing contained in the Committee charter is intended to create, or should be construed as creating, any responsibility or liability of the Committee members, except to the extent otherwise provided under applicable laws, rules or regulations.

Meetings

The Committee is to meet as many times as the Committee deems necessary. Meetings for the consideration of pertinent matters may be requested by (i) the Committee chair, (ii) the CEO or (iii) the secretary on request of any two members of the Committee. A majority of the members of the Committee shall constitute a quorum at any meeting. The Committee shall report regularly to the full Board with respect to its activities.

1

Procedures

The procedures governing operation of the Committee will be as set forth in the Company’s Articles and Corporate Governance Policy as applicable to a special committee of the Board of Directors, as such may be amended from time to time. The Committee may establish additional procedures applicable to the Committee, including with respect to the formation and delegation of authority to sub-committees, in a manner not inconsistent with this Charter, the Company’s Articles, the Company’s Corporate Governance Policy or applicable law or the NYSE listing standards.

Attendance

All of the Company’s other directors shall be invited to attend Committee meetings in a non-voting capacity, except where the Committee chair determines that there is a specific reason to limit attendance at the meeting. As necessary or desirable, the Committee chair may request that members of the management or independent consultants be present at meetings of the Committee.

Minutes

The Secretary, Assistant Secretary of the Company or such person as shall be designated by the Committee chair to act as Secretary will prepare the minutes of each meeting and send a copy of the minutes to the Committee members and to the directors who are not members of the Committee.

Responsibilities

The Committee shall be empowered in accordance with its judgment and subject to the requirements of applicable laws, rules or regulations, to act in respect of the following:

1.	Review and evaluate, in conjunction with Executive Management, the Company’s liquidity, balance sheet, capital allocation, asset portfolio management and capital structure.

2.	Make recommendations to the Board regarding actions to be considered in furtherance of optimizing the Company’s use of capital and its capital structure, which may include, among other things, capital structure changes; the issuance of new equity, bonds or other securities; entry into new (or modifications of existing) credit agreements; dividends; repurchases or tenders for equity, bonds or other securities; or asset sales (together with other similar transactions that may be considered by the Committee, the “Capital Structure Activities”).

3.	Oversee the execution strategy and the execution of Capital Structure Activities approved by the Board.

4.	Provide the Board with periodic updates on the Committee’s activities.

2

5.	Conduct an annual evaluation of the performance of the Committee and implement such measures as may be deemed appropriate to improve the performance and administration of the Committee.

6.	Review on an annual basis the Committee Charter and recommend to the Board any appropriate changes in the duties of the Committee or revisions to the Committee Charter.

3

EXHIBIT B

FORM OF RESIGNATION LETTER

VALARIS PLC

ADVANCE RESIGNATION LETTER

January 24, 2020

Board of Directors

Valaris plc

110 Cannon Street

London, EC4N 6EU, United Kingdom

Attention: The Board of Directors of Valaris plc

Dear Ladies and Gentlemen:

In accordance with Section 1(g)(iii) of that certain cooperation and support agreement, dated as of January 24, 2020, by and among Valaris plc (the “Company”) and Luminus Management, LLC (“Luminus”) (the “Cooperation and Support Agreement”), I hereby irrevocably tender my resignation as a director of the board of directors of the Company (the “Board”) and a member of all applicable committees of the Board; provided that this resignation shall be effective upon and only in the event that: (i)(A) a Minimum Ownership Event (as defined in the Cooperation and Support Agreement) has occurred, (B) Luminus materially breaches the Cooperation and Support Agreement (after the Company provides a reasonably detailed written notice of such breach to Luminus and a reasonable opportunity for Luminus to cure such breach) or (C) Luminus or any of its affiliates nominates one (1) or more candidates for election to the Board at the Company’s 2021 annual general meeting of shareholders and (ii) the Board shall have accepted such resignation, which acceptance shall be made within the sole and absolute discretion of the Board.

This resignation may not be withdrawn by me at any time.

Also in accordance with the Cooperation and Support Agreement:

(i)        I hereby agree to be bound by, and will comply with, all current policies, codes and guidelines applicable to Company directors, including the Company’s securities trading policy, share ownership guidelines, code of conduct and corporate governance principles.

(ii)       I hereby agree that if, in the exercise of its fiduciary duties and after consulting with its legal counsel, the Board determines in good faith that I have a conflict of interest or an appearance of a conflict of interest (it being understood that Luminus’ ownership of the Company’s Class A ordinary shares, par value $0.40 per share (the “Ordinary Shares”) will not, in and of itself, be an appearance of or an actual conflict of interest) with respect to (i) a matter concerning Luminus or the Cooperation and Support Agreement, (ii) any action taken in response to actions taken or proposed by Luminus or its controlled Affiliates (as defined in the Cooperation and Support Agreement), (iii) any proposed bilateral transaction between the Company and Luminus or its controlled Affiliates that is not otherwise restricted by the Cooperation and Support Agreement and (iv) Luminus’ ownership of securities of the Company other than the Ordinary Shares, then the Board may, by majority vote of the members of the Board (but excluding me) recuse me from any committee meeting (including the Finance Committee) or the portion of any Board meeting at which any such committee or the Board is discussing such matter that is related to the conflict of interest, and the Company may withhold from me any Board or committee material distributed to the directors in connection with such recusal.

I confirm that I have no claims against the Company for breach of contract, compensation for loss of office or on any other account whatsoever. I confirm that there is no agreement or arrangement pursuant to which the Company has or could have any obligation to me including any claim for remuneration or expenses, except (i) as set forth in the Cooperation and Support Agreement; (ii) in relation to any remuneration (of any kind, including, without limitation, any salary, awards benefits, or indemnities) for my service as a director of the Company that was accrued, earned, vested or deferred before the date hereof and remains unpaid and due to me as of the date hereof; and (iii) in accordance with the Company’s reimbursement of my out-of-pocket expenses, incurred prior to the date hereof, on the same basis as all other directors of the Company. To the extent that any such claim exists or may exist (except for any claim excepted in the preceding sentence), I hereby irrevocably waive such claim and release the Company from any liability it has or may have in respect thereof.

[Remainder of page intentionally left blank.]

Sincerely,

Adam Weitzman

EXHIBIT C

NON-DISCLOSURE AGREEMENT

CONFIDENTIAL

January 24, 2020

Luminus Management, LLC

1700 Broadway, 26th Floor

New York, NY 10019

Attention: Shawn Singh

Re:	Non-Disclosure Agreement

Ladies and Gentlemen:

1.	Valaris plc, a public limited company incorporated under the laws of England and Wales (the “Company”), understands and agrees that, subject to the terms of, and in accordance with, this letter agreement (this “Agreement”), Adam Weitzman (the “Investor Affiliated Director”) may, if and to the extent the Investor Affiliated Director desires to do so, disclose information that the Investor Affiliated Director obtains while serving as a director on the board of directors of the Company (the “Board”) to Luminus Management, LLC, a limited liability company organized under the laws of Delaware (together with its affiliates (which for purposes of this Agreement shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended), “you” or the “Investor,” and together with the Investor Affiliated Director, the “Investor Parties”), and any of your Investor Representatives (as hereinafter defined), and may discuss such information with you and your Investor Representatives, subject to the terms and conditions of this Agreement. As a result, you may receive certain non-public information regarding the Company that constitutes Confidential Material (as hereinafter defined). You acknowledge that the Confidential Material is proprietary to the Company and may include price-sensitive information, trade secrets, proprietary information or other business information the disclosure of which would reasonably be expected to harm the Company. In consideration for, and as a condition of, the Confidential Material being furnished to you and any Investor Representative, you agree to treat confidentially any and all non-public or proprietary information concerning or relating to the Company or any of its affiliates that is furnished by the Investor Affiliated Director, or by or on behalf of the Company, to the Investor, any affiliate of the Investor or any employees, partners, managing directors, managers, officers, directors, agents, consultants, accountants or financial or legal or other advisors of the Investor or any of its affiliates (each of the foregoing that receives Confidential Material from the Company, the Investor, the Investor Affiliated Director, other than the Investor, an “Investor Representative”), regardless of the form in which such information is communicated or maintained (including, without limitation, in written or electronic format or orally, gathered by visual inspection or otherwise), together with any notes, reports, analyses, models, forecasts, compilations, studies, interpretations, files, records or other documents or material, or extracts thereof containing, referring or relating to, based upon or derived from, such information, in whole or in part (all of the foregoing, collectively, the “Confidential Material”). This letter agreement shall become effective upon the execution and delivery of the parties of that certain settlement agreement (the “Settlement Agreement”), dated as of January 24, 2020, among the Company and Investor.

2.	The term “Confidential Material” does not include information that (i) was already in the possession of the Investor Affiliated Director, the Investor or any Investor Representative prior to the date hereof; (ii) is received on a non-confidential basis from a source other than the Investor Affiliated Director, the Company, any affiliates of the Company, employees, directors, agents, financial or other advisors or representatives of the Company or such affiliates, or representatives of the Company’s and such affiliates’ agents or advisors (each of the foregoing, other than the Company and the Investor Affiliated Director, a “Company Representative”); provided that the source of such information was not known by the Investor Party recipient to be bound by a confidentiality agreement with or other contractual, legal, statutory, regulatory (including by virtue of stock exchange rules), fiduciary or other obligation of confidentiality to the Company or any other person with respect to such information at the time the same was disclosed; (iii) is or becomes generally available to the public other than as a result of a disclosure by you, the Investor Affiliated Director or any Investor Representative in violation of this Agreement or any other obligation of confidentiality to the Company or any of its affiliates; or (iv) is independently developed by you, the Investor Affiliated Director or any Investor Representative without use of or reference to any Confidential Material.

3.	It is understood that the Investor may disclose Confidential Material only to those Investor Representatives that require such material for the purpose of facilitating confidential communications between the Investor and the Authorized Representatives (as hereinafter defined), evaluating the Confidential Material to advise the Investor, or evaluating investments in the Company’s Class A ordinary shares, par value $0.40 per share (the “Ordinary Shares”), owned by the Investor. You agree that the Confidential Material will be kept strictly confidential by the Investor Representatives in accordance with the terms of this Agreement and, except with the specific prior written consent of the Company or as expressly otherwise permitted by the terms hereof, will not be disclosed by any Investor Representative to any person, unless such other person is any of the Investor Parties or an Investor Representative who is permitted to receive Confidential Material under the terms of this Agreement. The Investor further agrees that (i) prior to furnishing Confidential Material to any Investor Representative, Investor shall advise any Investor Representative receiving Confidential Material of such Investor Representative’s obligations to keep such information confidential under the terms of this Agreement and (ii) the Investor shall be responsible to the Company for any breach or violation by any Investor Representative of the terms of this Agreement as if such Investor Representative was a party hereto.

4.	Notwithstanding anything in this Agreement to the contrary (but subject to the succeeding paragraph), in the event that the Investor or any Investor Representative is requested or required by applicable law (including the rules and regulations of any securities exchange) in connection with a legal, judicial, regulatory or administrative investigation or proceeding, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose the Confidential Material, it is agreed that the Investor may, without liability hereunder, furnish that portion (and only that portion) of the Confidential Material that the Investor or such Investor Representative, as applicable, is advised by reputable outside legal counsel that it is legally required to disclose; provided that the Investor will, to the extent permitted by applicable law, (i) provide the Company with prompt (and, in any event, prior to any disclosure) written notice of such event and the terms and circumstances surrounding such event so that the Company may seek a protective order or other appropriate remedy or waive compliance with the applicable provisions of this Agreement by the Investor or Investor Representative, (ii) in the event the Company determines to seek such protective order or other remedy, reasonably cooperate with the Company (at the Company’s request and sole cost and expense) in seeking such protective order or other remedy and (iii) use reasonable efforts, at the Company’s sole cost and expense, to assist the Company in obtaining reasonable assurance that confidential treatment is accorded to any Confidential Material so furnished; provided, further, that nothing in this Section 4 shall be construed to require you or the Investor Representatives to undertake litigation or other legal proceedings or to incur any out-of-pocket expenses. In no event will the Investor or any Investor Representative, as applicable, oppose any action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Material or to obtain reliable assurance that confidential treatment will be afforded to the Confidential Material.

2

5.	It is understood that there shall be no “requirement of applicable law or regulation” and no “request or requirement in connection with a legal, judiciary or administrative investigation or proceeding” that would permit the Investor or any Investor Representative to disclose any Confidential Material if such requirement arises solely from the fact that, absent such disclosure, the Investor or such Investor Representative, as applicable, would be prohibited from purchasing, selling, or engaging in derivative or other transactions with respect to, equity or debt securities of the Company or otherwise proposing or making an offer to do any of the foregoing or making any offer, including any tender offer, or the Investor would be unable to file any proxy materials in compliance with Section 14(a) of the Securities Exchange Act of 1934, as amended, or the rules promulgated thereunder.

6.	The Investor is aware, and will advise its Investor Representatives, that applicable securities laws restrict persons with material, non-public information concerning the Company or any of its affiliates (including matters that may be the subject of this Agreement) from purchasing or selling equity or debt securities of the Company or any of its subsidiaries (including any derivative transactions with respect to equity or debt securities of the Company), or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities. The Investor further agrees to instruct the Investor Representatives not to trade in equity or debt securities of the Company or any of its subsidiaries in violation of applicable law while in possession of any Confidential Material. The Company and the Investor each acknowledge and agree that the Investor Parties will only be permitted to trade in the equity or debt securities of the Company or any of its subsidiaries, subject to applicable law and the terms of the Settlement Agreement, (1) during any open window periods when members of the Board are permitted to do so (provided that Investor is not in possession of any Confidential Material that constitutes material, non-public information) and (2) from and any time after the opening of the first open window period following the date on which the Investor Affiliated Director ceases to serve on the Board; provided that the Company agrees to notify the Investor in advance of any such open window trading periods. The Company shall not be responsible for compliance with applicable laws by the Investor or any Investor Representative.

3

7.	The Investor understands and acknowledges that (x) neither the Company nor any Company Representative makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Material or any other information provided or made available to the Investor, the Investor Affiliated Director or any Investor Representative by or on behalf of the Company, and (y) neither the Company nor any of the Company Representatives shall have any liability to the Investor, the Investor Affiliated Director or any other person, including the Investor Representatives, resulting from, the review or use of, or reliance on, Confidential Material or such other information by the Investor, the Investor Affiliated Director, any Investor Representative or other person. This Agreement does not create any obligation of the Company to provide any Confidential Material or other information to any of the Investor Parties.

8.	At any time after the date on which the Investor Affiliated Director ceases to serve as a director of the Company, upon the request of the Company for any reason, the Investor shall promptly, and in no event later than seven (7) business days after such request, deliver or cause to be delivered to the Company (or, at the Investor’s option, destroy, with such destruction to be confirmed promptly in writing (including by e-mail)) all copies of Confidential Material in the possession of the Investor and any Investor Representative, except to the extent copies are (a) required to be maintained by the Investor or any Investor Representative to assure compliance with applicable laws or regulations or (b) necessary to comply with bona-fide, general document retention policies or electronic backup and archival procedures maintained in the ordinary course of business. Notwithstanding the return or destruction of Confidential Material, the Investor and any Investor Representatives shall continue to be bound by their respective obligations of confidentiality and other obligations hereunder during the Term (as hereinafter defined).

9.	The Confidential Material is and shall remain the sole property of the Company. The Investor agrees that the Company has not granted Investor, the Investor Affiliated Director or any Investor Representative any license, copyright or similar right with respect to any of the Confidential Material or any other information provided to you, the Investor Affiliated Director or any Investor Representative by or on behalf of the Company or any Company Representative.

10.	Unless otherwise agreed to by the Company in writing, the Investor and any Investor Representatives shall not, directly or indirectly, initiate contact or communication with any Company Representative other than (i) directors of the Company, (ii) the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel (the “Authorized Representatives”) or (iii) any legal or financial advisor to the Company designated in writing by any of the foregoing, concerning Confidential Material or seek any information in connection therewith from any such person other than by contacting one or more of the Authorized Representatives; provided that the foregoing restriction shall not apply to the Investor Affiliated Director (or any replacement therefore, if applicable).

4

11.	It is understood and agreed that the Investor Affiliated Director shall not disclose to you or your Investor Representatives any Legal Advice (as hereinafter defined) that may be included in the Confidential Material with respect to which such disclosure would constitute waiver of the Company’s attorney-client privilege or attorney work product privilege; provided, however, that the Investor Affiliated Director may provide such disclosure of Legal Advice if the Investor Affiliated Director shall not have taken any action, or failed to take any action, that has the purpose or effect of waiving attorney-client privilege or attorney work product privilege with respect to any portion of such Legal Advice and if reputable outside legal counsel provides the Company with a written opinion that such disclosure will not waive the Company’s attorney client privilege or attorney work product privilege with respect to such Legal Advice. “Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by legal counsel (whether in house or outside counsel) and shall not include factual information or the formulation or analysis of business strategy that in either case is not protected by the attorney-client, attorney work product privilege or any other applicable privilege.

12.	All obligations under this Agreement shall automatically terminate twelve (12) months after the date on which the Investor Affiliated Director (or any replacement therefor) ceases to serve as a director of the Company (the “Term”); provided that such termination shall not relieve any party hereto from its responsibilities in respect of any breach of this Agreement prior to such termination; provided, further, that the Investor shall maintain, in accordance with the confidentiality obligations set forth herein, any Confidential Material constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

13.	Investor acknowledges and agrees that irreparable injury to the Company would occur in the event of an actual breach by an Investor Party of this Agreement and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company shall be entitled to specific enforcement of, and injunctive relief to prevent any breach of, the terms hereof (without the requirement of posting a bond or other security), and Investor will not take action, directly or indirectly, in opposition to the Company seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 13 is not the exclusive remedy for violation of this Agreement.

14.	This Agreement is to be governed by the laws of England or Wales. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with such law. The courts of England and Wales are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement. Any proceeding, suit or action arising out of or associated with this Agreement or the negotiation, existence, validity or enforceability of this Agreement, whether contractual or non-contractual (“Proceedings”) shall be brought only in the courts of England and Wales. Each party hereto waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of England and Wales. Each Party also agrees that a judgment against it in Proceedings brought in England and Wales shall be conclusive and binding upon it and may be enforced in any other jurisdiction. Each party hereto irrevocably submits and agrees to submit to the exclusive jurisdiction of the courts of England and Wales.

5

15.	Each of the Company and Investor hereby represent and warrant that (i) it has all requisite corporate or other power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder, (ii) this Agreement has been duly authorized, executed and delivered by it, and is a valid and binding obligation, enforceable against the Investor in accordance with its terms, (iii) this Agreement will not result in a violation of any terms or conditions of any agreements to which it is a party or by which it may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting it, and (iv) the entry into this Agreement by it does not require approval by any owners or holders of any equity interest in it (except as has already been obtained).

16.	This Agreement may be executed in two (2) or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party hereto (including by means of electronic delivery or facsimile). For the avoidance of doubt, neither party hereto shall be bound by any contractual obligation to the other party hereto (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the parties hereto and delivered to the other party hereto (including by means of electronic delivery).

17.	If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

18.	This Agreement and the Settlement Agreement contain the entire understanding of the parties hereto with respect to the matters provided for herein. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties hereto other than those expressly set forth herein and therein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the parties hereto. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without, with respect to Investor, the prior written consent of the Company, and with respect to the Company, the prior written consent of Investor. This Agreement is solely for the benefit of the parties hereto and the Company’s affiliates and is not enforceable by any other persons or entities.

6

19.	Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party hereto to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Valaris plc
110 Cannon Street
London, EC4N 6EU, United Kingdom
Attention: Michael T. McGuinty
Email: michael.mcguinty@valaris.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square
New York, NY 10036
Attention:	Richard J. Grossman
Telephone:	(212) 735-2116
Facsimile:	(917) 777-2116

Email:Richard.Grossman@skadden.com

and

Slaughter and May
One Bunhill Row
London, EC1Y 8YY
United Kingdom
Attention: Hywel Davies and Christian Boney
Email:	hywel.davies@slaughterandmay.com
christian.boney@slaughterandmay.com

7

If to the Investor:

Luminus Management, LLC
1700 Broadway, 26th Floor
New York, NY 10019
Attention: Shawn Singh
Email:	ssingh@luminusmgmt.com

With a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Marc Weingarten and Eleazer Klein
Email:	marc.weingarten@srz.com
eleazer.klein@srz.com

8

Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement among each of the parties hereto.

Very truly yours,

VALARIS PLC

By:

Name: Michael T. McGuinty
Title: Senior Vice President – General Counsel & Secretary

[Signature Page to Non-Disclosure Agreement]

Confirmed and agreed to as of the date first above written:

LUMINUS MANAGEMENT LLC

By:
Name:
Title:

[Signature Page to Non-Disclosure Agreement]

EXHIBIT D

JOINT PRESS RELEASE

110 Cannon Street London, England EC4N 6EU www.valaris.com	Press Release

Valaris Appoints Adam Weitzman to Board of Directors

Comprehensive Board Refreshment Program Appoints Mr. Weitzman and Two Independent Directors in the Last Three Months

Luminus Management Commits to Support Slate of Directors at 2020 Annual Meeting of Valaris Shareholders

London, January 27, 2020 … Valaris plc (NYSE: VAL) (“Valaris” or the “Company”) today announced that, as part of the Board’s comprehensive refreshment program, it has agreed to appoint Adam Weitzman to its Board of Directors. Mr. Weitzman will also serve on the Finance Committee, to assist in the Board’s oversight of the Company’s capital structure and financial strategies, as well as the Compensation Committee. With this appointment, the Valaris Board of Directors will be comprised of 12 directors, 11 of whom will stand for re-election at the Company’s 2020 Annual General Meeting of Shareholders.

Mr. Weitzman, a Partner at Luminus Management, LLC (“Luminus”), has been investing in offshore drilling companies and other energy-related public companies for more than a decade. He brings with him an expertise in debt and equity capital markets, asset allocation and risk management. Luminus owns approximately 18.7% of the outstanding shares of Valaris.

Carl G. Trowell, Executive Chairman of the Board of Directors, said, “We welcome Adam to the Board and appreciate Luminus’ ongoing support for the Company. After extensive discussions with Luminus, we have aligned on the Company’s capital allocation priorities going forward, including the importance of optimizing our financial runway and liquidity position, and utilizing the tools available to the Company to create additional long-term shareholder value. We remain focused on delivering the merger-related synergies and additional cost savings we previously announced, and capitalizing on increasing customer demand and higher day rates. As we execute our long-term strategy, we look forward to benefitting from Adam’s capital markets expertise and his perspective as a representative of our largest shareholder.”

Mr. Weitzman said, “Luminus applauds Valaris’ recent moves to augment the Board, and we are pleased to have reached a comprehensive agreement with Valaris. We look forward to contributing to the Company’s ongoing efforts to solidify its position as the leading offshore driller. We appreciate the Board’s responsiveness to our concerns, including the appointment of three new directors with impressive expertise in capital structure and capital markets, and the formation of the Finance Committee. I look forward to working closely with the entire Board to advance our shared goal of driving long-term shareholder value.”

The appointment of Mr. Weitzman is part of the Company’s comprehensive Board refreshment and corporate governance enhancement efforts, including (1) the addition of Georges Lambert and Frederick Arnold as new independent directors, augmenting the Board’s expertise in equity and debt capital markets and corporate governance; (2) the announcement of three directors stepping down; (3) a commitment to appoint an independent Chairman in 2020; and (4) the formation of the Finance Committee.

In connection with Mr. Weitzman’s appointment, Valaris has entered into an agreement with Luminus under which Luminus has agreed, among other things, to maintain certain minimum ownership levels in order to retain its Board seat and to support the Company’s director slate at the 2020 Annual General Meeting of Valaris shareholders. The agreement will be filed by the Company on a Form 8-K with the U.S. Securities and Exchange Commission.

About Adam Weitzman

Adam Weitzman is a Partner at Luminus Management, where he has worked since 2008. At Luminus, Mr. Weitzman oversees portfolios which invest across the capital structure of Offshore Drilling, Mining, Refining, and Solar companies. Mr. Weitzman is also part of the firm’s risk working group. Previously, Mr. Weitzman worked at SAC Capital Management, where he was an analyst for a long/short equity strategy. Prior to that, Mr. Weitzman was an investment banker at Goldman Sachs, where he advised on M&A and financing transactions for diversified industrial companies. Mr. Weitzman graduated from the University of Pennsylvania, Summa Cum Laude, with a Bachelor of Science in Economics from The Wharton School.

About Valaris plc

Valaris plc (NYSE: VAL) is the industry leader in offshore drilling services across all water depths and geographies. Operating a high-quality rig fleet of ultra-deepwater drillships, versatile semisubmersibles and modern shallow-water jackups, Valaris has experience operating in nearly every major offshore basin. With an unwavering commitment to safety and operational excellence, and a focus on technology and innovation, Valaris was rated first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the ninth consecutive year that the Company has earned this distinction. Valaris plc is an English limited company (England No. 7023598) with its corporate headquarters located at 110 Cannon Street, London EC4N 6EU. To learn more, visit our website at www.valaris.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving synergies and future cost savings; anticipated benefits, opportunities and effects of the merger between Ensco and Rowan; expected financial performance; optimization of capital structure; and general market, business and industry conditions, trends and outlook. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including actions by regulatory authorities, rating agencies or other third parties; actions by our security holders; costs and difficulties related to the integration of Ensco and Rowan and the related impact on our financial results and performance; our ability to repay debt and the timing thereof; availability and terms of any financing; commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); our ability to enter into, and the terms of, future drilling contracts; any failure to execute definitive contracts following announcements of letters of intent, letters of award or other expected work commitments; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; and cybersecurity risks and threats. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC's website at www.sec.gov or on the Investor Relations section of our website at www.valaris.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Important Additional Information and Where to Find It

In connection with the Company’s 2020 annual general meeting of shareholders (the “Annual Meeting”), the Company will file a proxy statement (the “Proxy Statement”) with the SEC in connection with the solicitation of proxies for the Annual Meeting. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the Proxy Statement, any amendments or supplements thereto and any other documents when filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (https://www.valaris.com/investors/ financials/sec-filings/default.aspx) or by contacting Investor Relations by phone at 713-789-1400, by email at ir.hdqrs@valaris.com or by mail at Valaris plc, Attention: Investor Relations, 5847 San Felipe, Suite 3300, Houston, Texas 77057.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Annual Meeting. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2019 annual general meeting of shareholders (the “2019 Proxy Statement”), filed with the SEC on March 29, 2019. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2019 Proxy Statement, such information has been or will be reflected on statements of changes in beneficial ownership on Forms 3, 4 and 5 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

Investor & Media Contacts

Nick Georgas

Vice President – Investor Relations and Corporate Communications

+1-713-430-4607

Tim Richardson

Manager – Investor Relations

+1-713-430-4490